Exhibit 99.1

Standard BioTools Announces Preliminary Fourth Quarter and Full Year 2023 Revenue

Achieving scale with pro forma full year 2023 revenue of approximately $192 million

SOUTH SAN FRANCISCO, Calif., January 8, 2024 -- Standard BioTools Inc. (Nasdaq: LAB) (Standard BioTools or the Company), driven by a bold purpose – Unleashing tools to accelerate breakthroughs in human health, today announced Standard BioTools and SomaLogic, Inc. preliminary and unaudited revenue results for the fourth quarter and full year 2023.

Standard BioTools expects fourth quarter 2023 revenue of approximately $28 million and full year 2023 revenue of approximately $106 million. The Company’s preliminary full year 2023 revenue results represent growth of over 10% in core revenue1 driven by over 40% growth in instrument revenue, in each case as compared with 2022.

SomaLogic expects fourth quarter 2023 revenue of approximately $23 million and full year 2023 revenue of approximately $86 million.

As previously announced, Standard BioTools completed its merger with SomaLogic on January 5, 2024. Standard BioTools expects cash, cash equivalents and short-term investments of the combined company to be over $550 million as of December 31, 2023, on a pro forma condensed combined basis.

Michael Egholm, PhD, President and Chief Executive Officer of Standard BioTools, said, “With steadfast operating discipline, we continue to make important progress executing against our long-term strategic transformation plan, and we are excited to move forward as a combined company with SomaLogic. We are pleased that both companies delivered annual revenues above our stated targets, which we achieved in a challenging macroenvironment, and remain committed to building a scalable, profitable suite of differentiated life science tools and accelerating breakthroughs in health care.”

Standard BioTools expects to report its fourth quarter and full year 2023 results in early March, at which time the Company will discuss its 2023 financial results in more detail and provide its outlook for 2024.

The Company’s and SomaLogic’s unaudited, preliminary 2023 revenue results and unaudited pro forma condensed combined cash, cash equivalents and short-term investments are based on current expectations and may be adjusted as a result of, among other things, completion of annual audit procedures. This financial information does not represent a comprehensive statement of the Company’s or SomaLogic’s financial results for the fourth quarter or full year 2023 and remains subject to the completion of financial closing procedures and internal reviews.

About Standard BioTools Inc.

Standard BioTools Inc. (Nasdaq:LAB), previously known as Fluidigm Corporation, is driven by a bold purpose – Unleashing tools to accelerate breakthroughs in human health. Standard BioTools has an established portfolio of essential, standardized next-generation technologies that help biomedical researchers develop medicines faster and better. As a leading solutions provider, the Company provides reliable and repeatable insights in health and disease using its proprietary mass cytometry and microfluidics technologies, which help transform scientific discoveries into better patient outcomes. Standard BioTools works with leading academic, government, pharmaceutical, biotechnology, plant and animal research, and clinical laboratories worldwide, focusing on the most pressing needs in translational and clinical research, including oncology, immunology, and immunotherapy. Learn more at www.standardbio.com or connect with us on Twitter®, Facebook®, LinkedIn, and YouTube™. Standard BioTools, the Standard BioTools logo, Fluidigm, the Fluidigm logo, “Unleashing tools to accelerate breakthroughs in human health,” Hyperion, Hyperion XTi, XTi, and X9 are trademarks and/or registered trademarks of Standard BioTools Inc. or its affiliates in the United States and/or other countries. All other trademarks are the sole property of their respective owners. Standard BioTools products are provided for Research Use Only. Not for use in diagnostic procedures.

1 Core revenue growth excludes 2022 revenue from discontinued products in the Genomics business. Including the impact of this revenue, Standard BioTools expects total revenue growth of approximately 8% in 2023 as compared to 2022.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, statements regarding future financial and business performance; expectations, operational and strategic plans; the merger of the Company and SomaLogic; deployment of capital; market and growth opportunity and potential, and the potential to realize the expected benefits following the merger of the Company and SomaLogic. Forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from currently anticipated results, including, but not limited to, the outcome of any legal proceedings related to the merger; risks that the anticipated benefits of the merger or other commercial opportunities may otherwise not be fully realized or may take longer to realize than expected; risks that we may not realize expected cost savings from our restructuring, including the anticipated decrease in operational expenses, at the levels we expect; possible restructuring and transition-related disruption, including through the loss of customers, suppliers, and employees and adverse impacts on our development activities and results of operation; restructuring activities, including our subleasing plans, customer and employee relations, management distraction, and reduced operating performance; risks that internal and external costs required for ongoing and planned activities may be higher than expected, which may cause us to use cash more quickly than we expect or change or curtail some of our plans, or both; risks that our expectations as to expenses, cash usage, and cash needs may prove not to be correct for other reasons such as changes in plans or actual events being different than our assumptions; changes in Standard BioTools’ business or external market conditions; challenges inherent in developing, manufacturing, launching, marketing, and selling new products; interruptions or delays in the supply of components or materials for, or manufacturing of, Standard BioTools products; reliance on sales of capital equipment for a significant proportion of revenues in each quarter; seasonal variations in customer operations; unanticipated increases in costs or expenses; uncertainties in contractual relationships; reductions in research and development spending or changes in budget priorities by customers; uncertainties relating to Standard BioTools’ research and development activities, and distribution plans and capabilities; potential product performance and quality issues; risks associated with international operations; intellectual property risks; and competition. For information regarding other related risks, see the “Risk Factors” section of Standard BioTools’ most recent quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 7, 2023, on its most recent annual report on Form 10-K filed with the SEC on March 14, 2023 and in Standard BioTools’ other filings with the SEC, as well as the “Risk Factors” section of SomaLogic’s most recent quarterly report on Form 10-Q filed with the SEC on November 8, 2023, on its most recent annual report on Form 10-K filed with the SEC on March 28, 2023 and in SomaLogic’s other filings with the SEC. These forward-looking statements speak only as of the date hereof. Standard BioTools disclaims any obligation to update these forward-looking statements except as may be required by law.

Contacts

Investors

Peter DeNardo

CapComm Partners

ir@standardbio.com

Media

Nick Lamplough / Dan Moore / Tali Epstein

Collected Strategies

LAB-CS@collectedstrategies.com